Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 2,722 Registration Statement Nos. 333-221595; 333-221595-01 Dated October 24, 2019; Filed pursuant to Rule 433

3-Year Worst-of RTY and SX5E Callable Contingent Income Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Worst-of underliers:	Russell 2000® Index (RTY) and EURO STOXX 50® Index (SX5E)
Optional early redemption:	Beginning on June 1, 2020, we have the right to redeem the securities semi-annually
Coupon barrier:	70% of the initial level for each underlying
Principal barrier:	70% of the initial level for each underlying
Contingent semi-annual coupon:	At least 7.00% per annum
Coupon payment dates:	Semi-annually
Redemption dates:	Beginning on June 1, 2020, semi-annually
Trade date:	November 22, 2019
Final call observation date:	November 22, 2022
Maturity date:	November 30, 2022
CUSIP:	61769HE27
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000095 010319014125/dp114586_424b2-ps2722.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Change in Worst Performing Underlier	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not guarantee the return of any principal.

•	The securities do not provide for the regular payment of interest.

•	The securities are subject to our redemption right.

•	You are exposed to the price risk of both underlying indices, with respect to both the contingent semi-annual coupons, if any, and the payment at maturity, if any.

•	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent semi-annual coupons and sustaining a significant loss on your investment than if the securities were linked to just one index.

•	The contingent semi-annual coupon, if any, is based only on the value of each underlying index on the related semi-annual call observation date.

•	Investors will not participate in any appreciation in either underlying index.

•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	The estimated value of the securities is approximately $966.10 per security, or within $22.50 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Not equivalent to investing in the underlying indices.

•	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Adjustments to the underlying indices could adversely affect the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.